SOUTHWEST AIRLINES CO.
PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MAY
	2013	2012	CHANGE
Revenue passengers carried	9,938,557	9,592,865	3.6%

Enplaned passengers	12,043,070	11,719,287	2.8%

Revenue passenger miles (000)	9,347,628	8,974,274	4.2%

Available seat miles (000)	11,410,284	11,036,776	3.4%

Load factor	81.9%	81.3%	0.6 pts

Average length of haul	941	936	0.5%

Trips flown	115,713	118,403	(2.3)%

	YEAR-TO-DATE
	2013	2012	CHANGE
Revenue passengers carried	44,416,375	44,449,719	(0.1)%

Enplaned passengers	54,004,457	54,120,070	(0.2)%

Revenue passenger miles (000)	41,840,267	41,269,623	1.4%

Available seat miles (000)	53,444,839	52,464,179	1.9%

Load factor	78.3%	78.7%	(0.4) pts

Average length of haul	942	928	1.5%

Trips flown	548,119	567,879	(3.5)%

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